UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

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☒  Definitive Proxy Statement

[	] Definitive Additional Materials
[	] Soliciting Material Pursuant to §240.14a-12

SELECTIVE INSURANCE GROUP, INC.

(Name of Registrant as Specified In Its Charter)

None

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 28, 2006

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

April 26, 2006

Selective Insurance Group, Inc.’s (“Selective”) 2006 Annual Meeting of Stockholders will be held at 11:00 AM on Wednesday, April 26, 2006, in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890.

At the meeting, we will ask stockholders to:

1.	Elect directors as follows:
•	Four (4) Class II directors for terms expiring in 2009;
•	Two (2) Class III directors for terms expiring in 2008;
•	One (1) Class I director for a term expiring in 2007;
2.	Approve the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies; and
3.	Ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2006.

We plan a brief business meeting focused on these items and we will attend to any other business as may properly come before the meeting and at any adjournments or postponements of the meeting. The Board of Directors recommends that you vote in favor of Items 1, 2, and 3. These proposals are further described in the proxy statement.

Also enclosed is Selective’s 2006 Annual Report to Stockholders. At the meeting, we will also be making a brief presentation on operations and we will offer time for your comments and questions.

Selective stockholders of record at the close of business on March 10, 2006 are entitled to notice of and to vote at the meeting and any adjournment of it. A quorum is a majority of outstanding shares. YOUR VOTE IS IMPORTANT. WE URGE YOU TO VOTE YOUR SHARES BY (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE 2006 ANNUAL MEETING.

Very truly yours,

Gregory E. Murphy

Chairman of the Board, President and Chief Executive Officer

By Order of the Board of Directors:

Michael H. Lanza

Senior Vice President, General Counsel and Corporate Secretary

TABLE OF CONTENTS

Proxy Statement	1
General Information about Selective’s Annual Meeting	1
Proposals For Stockholder Vote and Approval Requirements	2
Other Matters to Come before the Annual Meeting	3
Voting and Proxy Procedure	3

Security Ownership of Directors and Executive Officers and Certain Beneficial Owners and

Securities Authorized for Issuance under Equity Compensation Plans	5
Information about Proposal 1 – Election of Directors	7
Executive Officers	11
Certain Relationships and Related Transactions	11
Section 16(A) Beneficial Ownership Reporting Compliance	12
Code of Conduct	12
The Board of Directors and its Committees	13
Director Selection Process	16
Director Compensation	17
Executive Compensation	18
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	26
Report of the Salary and Employee Benefits Committee	27

Information about Proposal 2 – Approval of The Selective Insurance Group, Inc. Stock Purchase

Plan for Independent Insurance Agencies	30
Information about Proposal 3 – Ratification of Appointment of Independent Public Accountants	33
Audit Committee Report	33
Stockholder Proposals and Nominations	35
Stockholder Communication with the Board	36
Documents Incorporated by Reference	36
Appendix A – Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies	A-1

PROXY STATEMENT

FOR THE 2006 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 26, 2006

GENERAL INFORMATION ABOUT SELECTIVE’S ANNUAL MEETING

WHEN AND WHERE IS THE ANNUAL MEETING?

The 2006 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Wednesday, April 26, 2006, at 11:00 AM in the Auditorium at Selective’s principal offices at 40 Wantage Avenue, Branchville, New Jersey 07890. Directions are on the back of the proxy statement.

WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Anyone who owned Selective common stock as of the close of business on March 10, 2006, is entitled to one vote per share owned. There were 27,510,071 shares outstanding at the close of business on that date.

WHO IS SOLICITING MY PROXY TO VOTE MY SHARES AND WHEN?

Selective’s Board of Directors (“Board of Directors” or the “Board”) is soliciting your “proxy,” or your authorization for our named proxies, Paul D. Bauer and Joan M. Lamm-Tennant, to vote your shares. Unless revoked by you, your proxy will be effective for the Annual Meeting and for any adjournments or continuations of that meeting.

WHAT IS THE COST OF SOLICITING PROXIES AND WHO IS PAYING FOR THE COST?

Selective is bearing the entire cost of soliciting proxies. Proxies will be solicited principally through the mail, but may also be solicited personally or by telephone, telegraph, or special letter by directors, officers, and regular Selective employees for no additional compensation. Selective has engaged Georgeson Shareholder Communications Inc. (“Georgeson”), a proxy solicitation firm, to assist in the solicitation of proxies and the distribution of proxy materials, including reviewing Selective’s proxy materials, disseminating broker search cards, soliciting a proxy service company, brokers, banks, and institutional holders, and delivering executed proxies. Georgeson will provide such services for an estimated fee of approximately $7,500 plus expenses. Selective will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of Selective common stock.

WHAT ARE THE REQUIREMENTS FOR BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING?

For business to be conducted at the Annual Meeting, a quorum of 13,755,036 Selective stockholders (a majority of the issued and outstanding shares entitled to vote) must be in attendance or represented by proxy.

PROPOSALS FOR STOCKHOLDER VOTE AND APPROVAL REQUIREMENTS

Management is presenting three (3) proposals for a stockholder vote.

PROPOSAL 1.	ELECTION OF DIRECTORS

THE BOARD RECOMMENDS THAT YOU VOTE FOR:

•	THE FOUR NOMINATED CLASS II DIRECTORS: A. DAVID BROWN; WILLIAM M. KEARNS, JR.; S. GRIFFIN MCCLELLAN III; AND J. BRIAN THEBAULT;
•	THE TWO NOMINATED CLASS III DIRECTORS: JOHN C. BURVILLE AND JOHN F. ROCKART; AND
•	THE ONE NOMINATED CLASS I DIRECTOR: W. MARSTON BECKER.

You can find information about these nominees, as well as information about Selective’s Board of Directors, its committees, compensation for directors, and other related matters beginning on page 7.

New Jersey law and Selective’s By-laws govern the vote on Proposal 1, on which you may:

•	Vote in favor of all the nominees;
•	Withhold your votes as to all nominees; or
•	Withhold your votes as to specific nominees.

Assuming a quorum, to be elected, a candidate must receive a plurality of the votes cast at the Annual Meeting in person or by proxy Stockholders may not cumulate their votes. Abstentions and broker non-votes will have no effect on the outcome of the vote.

PROPOSAL 2.	APPROVAL OF THE SELECTIVE INSURANCE GROUP, INC. STOCK PURCHASE PLAN FOR INDEPENDENT INSURANCE AGENCIES (the “Agencies Stock Purchase Plan”)

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AGENCIES STOCK PURCHASE PLAN.

You can find information about the Agencies Stock Purchase Plan beginning on page 30.

New Jersey law and Selective’s By-laws govern the vote on Proposal 2, on which you may:

•	Vote in favor of Proposal 2;
•	Vote against Proposal 2; or
•	Abstain from voting.

Assuming a quorum, the proposal will pass if approved by a majority of the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against Proposal 2 and broker non-votes will have no effect on the outcome of the vote.

PROPOSAL 3.	RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

THE BOARD RECOMMENDS THAT YOU VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

You can find information about Selective’s relationship with KPMG LLP beginning on page 33.

New Jersey law and Selective’s By-laws govern the vote on Proposal 3, on which you may:

•	Vote in favor of Proposal 3;
•	Vote against Proposal 3; or
•	Abstain from voting.

Assuming a quorum, Proposal 3 will pass if approved by a majority of the stockholders present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will have the same effect as votes against Proposal 3 and broker non-votes will have no effect on the outcome of the vote.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board of Directors is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by applicable law and NASDAQ Stock Market (“NASDAQ”) and United States Securities and Exchange Commission (“SEC”) rules and regulations, to vote on such matters according to their best judgment.

The Chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board of Directors if the proposal or nominee is not properly submitted. The requirements for submitting proposals and nominations for this year’s meeting were the same as those described on page 35 for next year’s meeting.

VOTING AND PROXY PROCEDURE

HOW DO I VOTE?

You can vote four (4) ways:

1.

BY MAIL.  Mark your voting instructions on, then sign and date the proxy card. Then return the proxy card in the postage-paid envelope provided. If you mail your proxy card, we must receive it before the beginning of the meeting.

If we receive your signed proxy card, but you do not give voting instructions, the named proxies will vote your shares FOR Items 1, 2, and 3. If any other matters arise during the meeting that require a vote, the named proxies will exercise their discretion, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations.

2.

BY TELEPHONE.  Call the toll-free number on your proxy card to vote by phone. Follow the instructions on your proxy card and the voice prompts. IF YOU VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

3.

BY INTERNET.  Go to the website listed on your proxy card to vote through the Internet. Follow the instructions on your proxy card and the website. If you vote through the Internet, you may incur telephone and/or Internet access charges from your service providers. IF YOU VOTE BY INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

4.	IN PERSON. Attend the Annual Meeting, or send a personal representative with an appropriate proxy, in order to vote.

HOW DO I REVOKE MY PROXY OR CHANGE MY VOTING INSTRUCTIONS?

You may revoke your proxy by writing to the Corporate Secretary, Michael H. Lanza, at the address in the meeting notice on the cover of this proxy statement. You may also change your vote before the proxy is exercised by entering a new vote via the Internet, by telephone, or by returning a properly executed proxy bearing a later date. Any subsequent timely and valid vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before noon central time, April 25, 2006 will be the vote that is counted. You may also change your vote by voting in person at the Annual Meeting.

HOW WILL PROXIES BE VOTED IF I GIVE MY AUTHORIZATION?

If you properly execute your proxy on the accompanying form, return it to Selective, and do not subsequently revoke your proxy, your shares of common stock will be voted at the Annual Meeting in accordance with your instructions. In the absence of instructions, the named proxies will vote your shares “FOR” the election of each director nominee, “FOR” the approval of the Agencies Stock Purchase Plan, and “FOR” the ratification of the appointment of KPMG LLP as Selective’s independent public accountants. If other matters should properly come before the meeting, the named proxies will vote on such matters, to the extent permitted by applicable law and NASDAQ and SEC rules and regulations, in accordance with their best judgment.

HOW WILL VOTES BE COUNTED?

The inspector of elections appointed by the Board of Directors for the Annual Meeting will separately tabulate affirmative and negative votes, abstentions and “broker non-votes” (shares held by a broker, bank or other nominee that does not have authority, either express or discretionary, to vote on a particular matter). Shares represented by proxies that reflect abstentions and broker non-votes are counted for determining whether there is a quorum. Abstentions and broker non-votes will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For each of the remaining proposals, approval will require the affirmative votes of the holders of a majority of the total number of the votes of the stockholders present at the Annual Meeting or represented by proxy and entitled to vote on the proposal. For each of these remaining proposals, abstentions will have the effect of a vote “Against” such proposal, and broker non-votes, although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither for nor against such proposal.

WHAT IF MY SHARES ARE NOT REGISTERED IN MY NAME?

If you own your shares in “street name,” meaning that your broker is actually the record owner, you should contact your broker. When a broker does not have voting instructions and withholds its vote on one of these matters, it is called a “broker non-vote.” Broker non-votes count toward a quorum, but otherwise do not affect the outcome of any proposal.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

AND CERTAIN BENEFICIAL OWNERS AND SECURITIES AUTHORIZED

FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

SECURITY OWNERSHIP OF MANAGEMENT

AS OF FEBRUARY 28, 2006

The following table shows:

•

How much Selective common stock each nominee for director, director, the Chairman of the Board, Chief Executive Officer and President (“CEO”), and the next four most highly compensated executive officers other than the CEO, own directly or beneficially.

•	How much Selective common stock the directors and executive officers of Selective own, directly or beneficially as a group.

			NUMBER OF
	NUMBER		SHARES	TOTAL
	OF SHARES		REGARDING	SHARES
	BENEFICIALLY		OPTIONS	BENEFICIALLY	PERCENT
NAME OF OWNER	OWNED		EXERCISABLE(1)	OWNED	OF CLASS
Bauer, Paul D.	13,991		21,000	34,991	*
Becker, W. Marston	103		0	103	*
Brown, A. David	15,232		21,000	36,232	*
Burville, John C.	119		0	119	*
Connell, Richard F.	37,719		5,000	42,719	*
Kearns, William M., Jr.	85,577		27,000	112,577	*
Lamm-Tennant, Joan M.	15,611		27,000	42,611	*
McClellan, S. Griffin, III	24,133	(2)	6,000	30,133	*
Murphy, Gregory E.	137,016		34,825	171,841	*
Ochiltree, Jamie, III	109,353	(3)	44,000	153,353	*
O’Kelley, Ronald L.	1,969		3,000	4,969	*
Rockart, John F.	3,530		9,000	12,530	*
Rue, William M.	207,193	(4)	27,000	234,193	*
Thatcher, Dale A.	38,038		5,000	43,038	*
Thebault, J. Brian	19,755	(5)	27,000	46,755	*
Zaleski, Ronald J.	40,734		16,996	57,730	*
All executive officers and directors as a group (20 persons)	841,512		329,783	1,171,295	4.24

* (1) (2) (3) (4) (5)

Less than 1% of the common stock outstanding.

Includes shares under options exercisable on February 28, 2006 or within 60 days thereafter.

Includes 2,000 shares held by Mr. McClellan’s wife, for which Mr. McClellan disclaims beneficial ownership.

Includes 30,434 shares held by Mr. Ochiltree’s wife, for which Mr. Ochiltree disclaims beneficial ownership.

Includes (i) 16,355 shares held by Chas. E. Rue & Sons, Inc. t/a Rue Insurance (“Rue Insurance”), a general insurance agency of which Mr. Rue is President and owner of more than a 5% equity interest (see page 11 of this proxy statement for more information); (ii) 990 shares held by Mr. Rue’s wife; and (iii) 9,310 shares held by a trust of which Mr. Rue is a co-trustee for the benefit of his son and daughter, of which Mr. Rue disclaims beneficial ownership.

Includes: (i) 102 shares held in custody for and 100 shares held by Mr. Thebault’s son; and (ii) 102 shares held in custody for Mr. Thebault’s daughter.

HOLDERS OF 5% OR MORE OF SELECTIVE SECURITIES

The following table lists the only person or group known to Selective to be the beneficial owner of more than 5% of any class of Selective’s voting securities as of December 31, 2005, based on a Schedule 13G filed by the beneficial owner on February 6, 2006 with the SEC.

Title of Class	Name & Address of Beneficial Owner	Amount & Nature of Beneficial Ownership	Percentage of Class
Common Stock	Dimensional Fund Advisors Inc. 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	2,129,248 shares of common stock	7.53%

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2005,with respect to compensation plans under which shares of Selective’s common stock may be issued.(1)

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation plans approved by security holders	789,523	$26.96	1,971,194	(2)

Equity Compensation plans not approved by security holders	—	—	561,502	(3)

Total	789,523	$26.96	2,532,696

(1)	Since December 31, 2005, Selective has issued 42,970 stock options and 136,985 restricted shares under the Selective Insurance Group, Inc. 2005 Omnibus Stock Plan (the “Omnibus Stock Plan”).
(2)

Includes 223,903 shares available for issuance under Selective’s Employee Stock Purchase Plan; and 1,747,291 shares available for issuance under Selective’s Omnibus Stock Plan; which can be issued as stock options or in the form of restricted stock awards.

(3)	This is the number of shares available for issuance under Selective’s current Stock Purchase Plan for Independent Insurance Agents.

Stock Purchase Plan for Independent Insurance Agents

History

Selective’s Board of Directors adopted the Selective Insurance Group Stock Purchase Plan for Independent Insurance Agents (the “Original Independent Agents Plan”) initially in May 1989 and most recently amended the Independent Agents Plan on July 24, 2000. At the Annual Meeting, the Board is seeking shareholder approval of a new Agencies Stock Purchase Plan, which, if approved, would replace the Original Independent Agents Plan. If the new Agencies Stock Purchase Plan is not approved by stockholders, the Original Independent Agents Plan will remain in effect. Please see Proposal 2 for information regarding the Agencies Stock Purchase Plan.

The Plan

Selective’s Board of Directors adopted the Original Independent Agents Plan to motivate persons performing independent insurance agency services for Selective by enabling them to participate in Selective’s long-term growth and success by purchasing shares of Selective’s common stock at a discounted price. The purchase price for shares offered under the Original Independent Agents Plan is the average of the high and low sale prices of Selective’s common stock quoted on NASDAQ on the date of purchase, less a discount of 10%.

Eligibility

Each independent insurance agency which is under contract with Selective’s insurance subsidiaries to promote and sell Selective insurance products is eligible to participate in the Original Independent Agents Plan and to purchase shares of Selective’s common stock under the plan. Also eligible to purchase shares under the Original Independent Agents Plan are: the principals of such agencies, general partners, officers and stockholders of eligible insurance agencies, key employees of eligible insurance agencies designated by the principals, general partners or officers of the agencies, their individual retirement plans, their Keogh plans, and employee benefit plans of eligible insurance agencies.

Restrictions on Shares Purchased under the Plan

Shares purchased under the Original Independent Agents Plan are restricted for a period of one year beginning on the date of the day after the purchase. During this one-year period, shares purchased under the Original Independent Agents Plan cannot be sold, transferred, pledged, assigned or disposed of in any way.

INFORMATION ABOUT PROPOSAL 1

Election of Directors

Selective’s Board of Directors currently has twelve (12) directors, divided into three (3) classes designated Class I, Class II, and Class III. Pursuant to Selective’s Restated Certificate of Incorporation, as amended, and its By-laws, Selective may have a minimum of seven (7) and a maximum of twenty (20) directors. By majority vote, the Board of Directors may set the number of directors within this range at any time.

Under Selective’s By-laws, directors are elected at the Annual Meeting for terms of three (3) years, unless a director is being elected to fill a vacant, unexpired term. No family relationships exist between any of Selective’s current directors, executive officers, and persons nominated by Selective to become a director. At present, the Board has authorized twelve (12) directors.

The Board nominated four (4) Class II directors to stand for election at the Annual Meeting for terms expiring at the 2009 Annual Meeting or when a successor has been duly elected and qualified: A. David Brown; William M. Kearns, Jr.; S. Griffin McClellan III; and J. Brian Thebault.

The Board also nominated two (2) Class III directors to stand for election at the Annual Meeting for a term expiring at the 2008 Annual Meeting or when a successor has been duly elected and qualified: John C. Burville and John F. Rockart. Dr. Burville was recommended by a third party search firm and non-management directors of Selective and was appointed to the Board effective January 1, 2006. Dr. Rockart is presently a Class II director whose term expires at the 2006 Annual Meeting.

The Board also nominated one (1) Class I director to stand for election at the Annual Meeting for a term expiring at the 2007 Annual Meeting or when a successor has been duly elected and qualified: W. Marston Becker. Mr. Becker was recommended by a third party search firm and non-management directors of Selective and was appointed to the Board effective February 13, 2006.

All seven (7) nominees have consented to being named in this proxy statement and to serve if elected and the Board does not know of any reason why any of these nominees would decline or be unable to serve if elected. If a nominee becomes unavailable or unable to serve before the Annual Meeting, the Board can either reduce its size or designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

NOMINEES OF THE BOARD OF DIRECTORS

CLASS II – DIRECTORS CONTINUING IN OFFICE UNTIL THE 2009 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected To Board of Directors	Occupation And Background
A. David Brown, 63 Independent Director, 1996

•   Managing Partner, Bridge Partners, LLC, an executive recruiting firm, since October 2003.

•   Partner, Whitehead Mann, executive recruiters, 1997 to 2003.

•   Director, Hanover Direct, since 2003.

•   Director, Zale Corporation, 1997 to 2006.

•   Director, The Sports Authority, Inc., 1998 to 2003.

•   Trustee, Drew University.

•   Trustee, Jackie Robinson Foundation.

•   Trustee, Morristown Memorial Hospital Foundation.

•   Graduate of Monmouth University (B.S.).

William M. Kearns, Jr., 70 Independent Director, 1975

•   Chairman and Co-CEO and other executive positions of Keefe Managers, LLC, a money management firm, since 1998.

•   President, W.M. Kearns & Co., Inc., a private investment company, since 1994.

•   Advisory Director, Proudfoot Consulting, PLC, since 1996.

•   Trustee of EQ Advisors Trust (Equitable Life Assurance Society of the U.S.), AXA Financial, since 1997.

•   Trustee, AXA Enterprise Funds, since 2004.

•   Director, Transitor Devices, Inc., since 1991.

•   Advisory Director, Gridley and Company LLC, since 2001.

•   Director, U. S. Shipping Partners L.P., since 2002.

•   Advisory Director, Private Client Resources LLC, since 2004.

•   Member, Executive Advisory Committee, William E. Simon School of Business Administration, University of Rochester, since 1986.

•   Member, National Association of Securities Dealers.

•   Trustee, Morristown Memorial Hospital Foundation.

•   Honorary LLD, Gonzaga University.

•   Graduate of the University of Maine (B.A.).

•   Graduate of New York University (M.A.).

S. Griffin McClellan III, 68 Independent Director, 1980	• Retired Banking Executive. • Self-employed Banking Consultant, 1994 to 2001. • Graduate of Harvard University (B.A.).

J. Brian Thebault, 54 Independent Director, 1996

•   Chairman and Chief Executive Officer, L.P. Thebault Company, a graphic communications concern, since 1998.

•   Trustee, The Delbarton School, since 1990.

•   Trustee, The Peck School, since 1994.

•   Graduate of University of Southern California (B.S.).

CLASS III – DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected To Board of Directors	Occupation And Background
John C. Burville, 58 Independent Director, 2006

•   Insurance Consultant to the Bermuda Government, since 2003.

•   Bermuda Insurance Advisory Committee, since 1985.

•   Chief Actuary and Senior Rating Agency Manager of ACE Limited, 1992 to 2003.

•   Graduate of Leicester University in the United Kingdom (BSc and Ph.D.).

John F. Rockart, 74 Independent Director, 2002

•   Senior Lecturer Emeritus, Massachusetts Institute of Technology, since 1982.

•   Director, Keane, Inc., since 1968.

•   Director, Comshare, Inc., 1998 to 2004.

•   Director, Oasis Semiconductor, Inc., 2004 to 2005.

•   Member, Society Information Management, Association Information Systems.

•   Trustee of New England Medical Center, since 1980.

•   Graduate of Princeton University (A.B.).

•   Graduate of Harvard Business School (M.B.A.).

•   Graduate of Massachusetts Institute of Technology (Ph.D.).

CLASS I – DIRECTOR CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected To Board of Directors	Occupation And Background
W. Marston Becker, 53 Independent Director, 2006

•   Chairman & CEO of LaSalle Re Holdings Ltd., since 2003.

•   Chairman of West Virginia Media Holdings, since 2001.

•   Director, Max Re Capital, Ltd., since 2004.

•   Director, West Virginia University, United Hospital System, since 2004.

•   Director, Trenwick Group, Ltd., 1997-2003.

•   Advisory Board Member, International Catastrophe Insurance Managers, LLC (ICAT), since 2005.

•   Advisory Board Member, Conning Funds, since 1997.

•   Advisory Board Member, American Securities Funds, since 1997.

•   Graduate of West Virginia University (B.S.).

•   Graduate of West Virginia University (J.D.).

CONTINUING DIRECTORS

CLASS I – DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected To Board of Directors	Occupation And Background
Gregory E. Murphy, 50 Employee Director, 1997

•     Chairman, President, and Chief Executive Officer of Selective, since May 2000.

•     President and Chief Executive Officer of Selective, May 1999 to May 2000.

•     President and Chief Operating Officer of Selective, 1997 to May 1999.

•     Other senior executive, management, and operational positions at Selective, since 1980.

•     Director, Newton Memorial Hospital Foundation, Inc., since 1999.

•     Director, American Insurance Association (AIA), since 2002.

•     Trustee, the American Institute for CPCU (AICPCU) and the Insurance Institute of America (IIA), since June 2001.

•     Graduate of Boston College (B.S.).

•     Harvard University (Advanced Management Program).

William M. Rue, 58 Non-Independent Director, 1977

•     President, Rue Insurance, general insurance agency, since 1969.

•     President, Rue Financial Services, Inc., since 2002.

•     Director, 1st Constitution Bank, since 1989.

•     Director, Robert Wood Johnson University Hospital at Hamilton, since 1993.

•     Trustee, Rider University, since 1993.

•     Director, Robert Wood Johnson University Hospital Foundation, since 1999.

•     Member, National Association of Securities Dealers.

•     Member, Council of Insurance Agents & Brokers.

•     Member, Society of CPCU.

•     Member, Professional Insurance Agents Association.

•     Graduate of Rider College (B.A.).

CLASS III – DIRECTORS CONTINUING IN OFFICE UNTIL THE 2008 ANNUAL MEETING OF STOCKHOLDERS
Name, Age, Year Elected To Board of Directors	Occupation And Background
Paul D. Bauer, 62 Independent Director, 1998

•   Designated by the Board of Directors as an audit committee financial expert.

•   Retired Financial Executive.

•   Executive Vice President and Chief Financial Officer of Tops Markets, Inc., a grocery concern, 1970 to 1993.

•   Director, R.P. Adams Co., 1991 to 2004.

•   Director, Rosina Holdings Inc., since 2002.

•   Director, IMC, Inc., 1995 to 2000.

•   Director, Catholic Health System of Western New York, since 1998.

•   Trustee, D’Youville College, since 1995.

•   Graduate of Boston College (B.S. in Accounting).

Joan M. Lamm-Tennant, 53 Independent Director, 1993

•   Senior Vice President, General Reinsurance Corporation, since 1997.

•   Professor of Finance, Villanova University, 1988 to 2000.

•   Member, American Risk and Insurance Association.

•   Member, International Insurance Society.

•   Member, Association for Investment Management and Research.

•   Graduate of St. Mary’s University (B.B.A. and M.B.A.).

•   Graduate of the University of Texas (Ph.D.).

Ronald L. O’Kelley, 61 Independent Director, 2005

•    Chairman and CEO, Atlantic Coast Venture Investments Inc., a private investment company, since 2003.

•    Executive Vice President, CFO and Treasurer, State Street Corporation, 1995-2002.

•    Director, U. S. Shipping Partners L.P., since 2004.

•    Director, Refco Inc., 2005 – 2006.

•    Advisory Director, Donald H. Jones Center for Entrepreneurship, Tepper School of Business, Carnegie Mellon University, since 2003.

•    Graduate of Duke University (A.B.).

•    Graduate of Carnegie-Mellon University (M.B.A.).

The Board of Directors has determined that all directors, except for Mr. Murphy and Mr. Rue, are independent as defined by the applicable NASDAQ and SEC rules and regulations. See the section entitled Certain Relationships and Related Transactions below for further information concerning Mr. Rue.

EXECUTIVE OFFICERS

Information regarding Executive Officers is incorporated by reference to Selective’s Annual Report on Form 10-K in the item in Part I captioned “Executive Officers of the Registrant.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others/Certain Business Relationships

William M. Rue, a Selective director, is President, and owns more than 10% of the equity, of Rue Insurance, a general independent insurance agency. Rue Insurance is an appointed independent agent of Selective’s insurance subsidiaries and Selective HR Solutions, Inc., Selective’s human resources administration subsidiary (together with its subsidiaries, “Selective HR Solutions”), on terms and conditions similar to those of other Selective agents, including the right to participate in the Original Independent Agents Plan and the Agencies Stock Purchase Plan, if approved. Rue Insurance also places insurance for Selective’s business operations. Selective’s relationship with Rue Insurance has existed since 1928 and Selective expects that its relationship with Rue Insurance will continue in 2006. In 2005:

•

Rue Insurance wrote insurance policies accounting for $10.2 million in direct written premiums with Selective’s insurance subsidiaries and Selective’s insurance subsidiaries paid Rue Insurance $1.9 million in commissions.

•	Rue Insurance wrote contracts accounting for $64,000 in fees with Selective HR Solutions and Selective HR Solutions paid Rue Insurance $15,000 in commissions.
•

Selective paid $0.2 million in reinsurance commissions to P.L. Services, LLC t/a Public Alliance Group Administrative Services, an insurance fund administrator of which Rue Insurance owns 20% and which places reinsurance through Selective Insurance Company of America (“SICA”), a Selective insurance subsidiary.

•

Selective paid $0.6 million in premiums for insurance coverages that Rue Insurance wrote with non-Selective insurance companies for Selective’s own operations, for which Rue Insurance was paid commission pursuant to its agreements with those carriers.

The son of S. Griffin McClellan III, a Selective director, S. Griffin McClellan IV, is an Assistant Vice President of Selective’s subsidiary, SICA. In 2005, Mr. S. Griffin McClellan IV received $140,229 in cash compensation, primarily comprised of salary, bonus and tuition reimbursement, and a grant of 962 shares of restricted Selective common stock. Mr. S. Griffin McClellan IV’s compensation was determined in accordance with SICA’s standard employee compensation practices. Mr. S. Griffin McClellan III was a member of the Audit Committee in 2005. As of the 2006 Annual Meeting, he will no longer serve on that committee.

Indebtedness of Management

Certain loans were previously made by Selective to executives that are grandfathered under the Sarbanes-Oxley Act of 2002 and were authorized by the Board of Directors to encourage Selective stock ownership. On December 16, 1994, Selective made a loan to Jamie Ochiltree, III, now Selective’s Senior Executive Vice President, Insurance Operations, in the original principal amount of $197,000 at an annual interest rate of zero percent and a maturity date in 2005 to finance the exercise of non-qualified stock options to purchase Selective common stock granted on the same date. On August 7, 1998, Selective made a loan to Mr. Ochiltree in the original principal amount of $98,799 at an annual interest rate of 2.5% and a maturity date in 2009 to finance the purchase of Selective common stock in the open market. The largest aggregate amount of such indebtedness outstanding at any time during the fiscal year 2005 was $116,403. Mr. Ochiltree paid the 1994 loan in full as of February 2005. As of March 10, 2006, the outstanding principal amount under the 1998 loan was $43,471.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires Selective’s directors and executive officers, and persons who own more than 10% of a registered class of Selective’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Selective’s equity securities. Such executive officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish Selective with copies of all of the Section 16(a) Exchange Act reports that they file. Based solely on its review of the copies of Forms 3, 4, and 5 or written representations from certain reporting persons that no Forms 5 were required for those persons, Selective believes that all reporting requirements under Section 16(a) for the fiscal year ended December 31, 2005, were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners.

CODE OF CONDUCT

Selective has adopted a Code of Conduct which sets forth the guiding principles of business ethics for all Selective personnel, including executive officers. The Code of Conduct can be found under the Corporate Governance section of Selective’s website, www.selective.com. Any amendment to or waiver from the provisions of the Code of Conduct that applies to Selective’s senior executive officers will be posted to Selective’s website, www.selective.com.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held seven (7) meetings in 2005.

The Board has five (5) standing committees: Audit, Corporate Governance and Nominating, Executive, Finance, and Salary and Employee Benefits. The Audit, Corporate Governance and Nominating, Finance, and Salary and Employee Benefits Committees have written charters, all of which can be found under the Corporate Governance section of Selective’s website, www.selective.com.

All of the members of the Audit Committee, the Corporate Governance and Nominating Committee, and the Salary and Employee Benefits Committee are independent directors as defined by NASDAQ and SEC rules and regulations.

All directors attended 75% or more of the meetings of the Board of Directors and the committees of which they are members in 2005.

It is Selective’s policy that all directors are expected to attend the Annual Meeting. All directors attended the 2005 Annual Meeting.

The following table lists for each of these committees, its membership, a summary of its responsibilities, and the number of meetings it held in 2005:

COMMITTEE NAME AND MEMBERSHIP	COMMITTEE RESPONSIBILITIES	2005 MEETINGS
Audit Paul D. Bauer, Chairperson(1) Joan M. Lamm-Tennant(2) S. Griffin McClellan III(3) John F. Rockart J. Brian Thebault (1) Designated by the Board of Directors as an audit committee financial expert in accordance with SEC rules and regulations. Became Chairperson on April 27, 2005. (2) Served as Chairperson until April 26, 2005. (3) As of the 2006 Annual Meeting, Mr. McClellan will no longer serve on this committee.

•     Oversee the accounting and financial reporting processes and the audits of the financial statements.

•     Review and discuss with Selective’s management and independent auditors Selective’s financial reports and other financial information provided to the public and filed with the SEC.

•     Monitor the internal audit department and the appointment or replacement of the Director of Internal Audit.

•     Monitor Selective’s internal controls regarding finance, accounting and legal compliance.

•     Appoint Selective’s independent auditors and supervise the relationship between Selective and its independent auditors, including reviewing their performance, making decisions with respect to their compensation, retention and removal, reviewing and approving in advance their audit services and permitted non-audit services, and confirming the independence of the independent auditors.

8
Corporate Governance and Nominating William M. Kearns, Jr., Chairperson A. David Brown(1) Ronald L. O’Kelley John F. Rockart (1) The Board appointed Mr. Brown to the Corporate Governance and Nominating Committee effective April 27, 2005.

•     Establish criteria for the selection of directors and identify and recommend to the Board the nominees for director.

•     Review and assess Selective’s Corporate Governance Guidelines and recommend any changes to the Board.

•     Recommend to the Board the Board members to serve on the various Board committees and as chairpersons.

•     Advise the Board with respect to Board composition, procedures and committees.

•     Review and approve compensation for non-employee directors.

•     Review and update Selective’s Code of Conduct and review conflicts of interest or other issues that may arise under the Code of Conduct involving Selective’s officers or directors.

•     Oversee the self-evaluations of the Board and each committee of the Board.

5

Executive Gregory E. Murphy, Chairperson Paul D. Bauer(1) A. David Brown William M. Kearns, Jr. William M. Rue (1) The Board appointed Mr. Bauer to the Executive Committee effective April 27, 2005.	• Authorized to exercise the Board of Directors’ powers and authority in the management of Selective’s business and affairs between Board meetings. • Has the right and authority to exercise all the powers of the Board of Directors on all matters brought before it except matters concerning Selective’s investments.	1
Finance William M. Rue, Chairperson John C. Burville(1) William M. Kearns, Jr. Joan M. Lamm-Tennant S. Griffin McClellan III Gregory E. Murphy Ronald L. O’Kelley (1) The Board appointed Dr. Burville to the Finance Committee effective January 1, 2006.	• Review and approve changes to Selective’s investment policies, strategies, and programs. • Review investment transactions made on behalf of Selective and review the performance of Selective’s investment portfolio. • Appoint members of Selective’s Management Investment Committee. • Review and make recommendations to the Board regarding payment of dividends. • Review Selective’s capital structure and provide recommendations to the Board regarding financial policies and matters of corporate finance.	4
Salary & Employee Benefits A. David Brown, Chairperson Paul D. Bauer John C. Burville(1) J. Brian Thebault (1) The Board appointed Dr. Burville to the Salary and Employee Benefits Committee effective January 1, 2006.	• Oversee, review, and administer all compensation, equity, and employee benefit plans and programs related to Selective’s and its subsidiaries’ employees and management. • Review annually and approve corporate goals and objectives relevant to executive compensation and evaluate performance in light of those goals. • Review annually and approve Selective’s compensation strategy for employees. • Review annually and determine the individual elements of total compensation of the CEO and other members of Senior Management.	6

DIRECTOR SELECTION PROCESS

The Corporate Governance and Nominating Committee is responsible for reviewing candidates for election to Selective’s Board of Directors that are identified by Board members, management, and/or third party search firms and selecting nominees for approval by the stockholders. In making selections, the Corporate Governance and Nominating Committee reviews the attributes and criteria required in light of current Board membership, including experience, skills, expertise, diversity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and other relevant factors that the Corporate Governance and Nominating Committee consider appropriate. Candidates for election should be willing to devote sufficient time to carry out their duties and responsibilities effectively, and should possess the highest personal and professional ethics, integrity, and values. Candidates must be committed to representing the long-term interests of Selective and its stockholders. The Corporate Governance and Nominating Committee will consider nominees recommended by stockholders for election as directors at an Annual Meeting of Stockholders but does not solicit such recommendations. The Corporate Governance and Nominating Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates identified by other sources. Stockholders who wish to propose a nominee for consideration by the Corporate Governance and Nominating Committee must do so in writing addressed to the Chairman of the Corporate Governance and Nominating Committee, c/o the Corporate Secretary of Selective, 40 Wantage Avenue, Branchville, NJ 07890. The notification must contain all information relating to each person whom the stockholder proposes that the Corporate Governance and Nominating Committee consider for nomination as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act.

DIRECTOR COMPENSATION

Compensation for non-employee directors in 2004 and 2005 is shown on the table below. Employee directors do not receive compensation for serving on the Board.

COMPENSATION	2005	2004
Annual Retainer Fee (1)	$43,000	$43,000
Annual Option Grant (in shares) (2)	$3,000	$3,000
Board Meeting Attendance	$0	$0
Committee Attendance Fee (3) In person By telephone	$1,500 $1,000	$1,500 $1,000
Annual Chairperson Fee(4) Audit Committee Salary & Employee Benefits Committee	$10,000 $10,000	$10,000 $10,000
Lead Director Fee(5)	$10,000	$0
Expenses	Reasonable	Reasonable

(1)

The Annual Retainer Fee is set annually by the Corporate Governance and Nominating Committee. Pursuant to the Stock Compensation Plan for Nonemployee Directors (the “Directors Stock Plan”) prior to April 26, 2005 and the Omnibus Stock Plan thereafter, directors, by December 20 of the prior year, must elect to receive the Annual Retainer Fee either (i) entirely in shares of common stock or (ii) in a combination of shares of common stock and cash, which must be 50% or less of the Annual Retainer Fee. The Annual Retainer Fee is paid in equal quarterly installments on the first (1st) day of January, April, July, and October. The number of shares of common stock issued in each quarterly installment is determined by multiplying the amount of Annual Retainer Fee to be paid in stock by one-quarter (0.25) and dividing that product by the average of the high and low sale price of Selective’s common stock as quoted on NASDAQ on the payment date (“Fair Market Value”). By December 20 of the prior year, directors may also elect to defer the receipt of the Annual Retainer Fee and any dividends and accrued interest to a specified future year, the attainment of age 70, or termination of services as a director. On January 31, 2006, the Corporate Governance and Nominating Committee increased the Annual Retainer Fee for each non-employee Director to $50,000, with at least 50% still provided through Selective’s common stock.

(2)

Under the Stock Option Plan for Directors (the “Directors Option Plan”) prior to April 26, 2005 and the Omnibus Stock Plan thereafter, each director automatically receives an option to purchase 3,000 shares of common stock on March 1 or the following business day if March 1 is on a weekend (“Automatic Director Option”). The exercise price for each option is the Fair Market Value and is payable in cash or in common stock. Each option vests on the first anniversary of its grant and has a term of ten (10) years. In the event of a director’s death or disability, an option may be exercised, in whole or in part, by the director’s executor, administrator, guardian or legal representative in accordance with the terms of such option. On January 31, 2006, the Corporate Governance and Nominating Committee decided to amend Selective’s non-employee director compensation program so that each non-employee director annually receives equity awards of $32,500 in restricted shares of Selective’s common stock and $32,500 in options under the Omnibus Stock Plan. Upon the Corporate Governance and Nominating Committee’s recommendation, effective February 28, 2006, the Board amended the Omnibus Stock Plan to eliminate Automatic Director Option grants and make other conforming changes.

(3)

Committee Attendance Fees are paid in cash. Directors may also elect to defer the receipt of their Committee Attendance Fees and any interest thereon, to a specified future year, the attainment of age 70, or termination of services as a director.

(4)

Annual Chairman Fees are paid quarterly in cash. Directors may also elect to defer the receipt of their Annual Chairman Fee and any interest thereon, to a specified future year, the attainment of age 70, or termination of service as a director. On January 31, 2006, the Corporate Governance and Nominating Committee increased the Annual Chairperson Fee for the Audit Committee and the Salary and Employee Benefits Committee to $12,500. Also at that time, the Corporate Governance and Nominating Committee adopted an Annual Chairperson Fee for each of the Corporate Governance and Nominating Committee and the Finance Committee of $7,500.

(5)

The Corporate Governance and Nominating Committee set an annual fee of $10,000 to be paid quarterly in cash to the Lead Director, effective January 1, 2005 and, on January 31, 2006, increased the Lead Director Fee to $15,000.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows how much compensation Selective’s CEO and the next four most highly compensated executive officers other than the CEO earned over the past three (3) fiscal years (these executives are referred to as our “named executive officers”). Other tables that follow provide more detail about the specific types of compensation.

		Annual Compensation(1)			Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Other Annual Compen-sation ($)(3)	Restricted Stock Awards ($)(4)	Securities Underlying Options/ Warrants (#)	All Other Compen-sation ($)(5)
Gregory E. Murphy Chairman, President & Chief Executive Officer	2005 2004 2003	746,154 695,385 635,769	1,500,000 1,000,000 621,600	0 0 0	1,126,250 870,500 466,400	5,000 5,000 10,000	8,721 7,832 34,296
Jamie Ochiltree, III Senior Executive Vice President, Insurance Operations	2005 2004 2003	388,769 371,385 337,662	540,000 330,000 190,400	0 0 0	405,450 313,380 186,560	5,000 5,000 7,000	19,576 22,248 22,480
Richard F. Connell Senior Executive Vice President & Chief Information Officer	2005 2004 2003	348,462 327,693 298,846	425,000 240,000 168,000	0 0 0	405,450 313,380 186,560	5,000 5,000 7,000	15,722 14,910 13,597
Dale A. Thatcher Executive Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	298,616 278,385 233,846	400,000 200,000 131,600	0 0 0	405,450 313,380 186,560	5,000 5,000 7,000	13,256 13,339 11,188
Ronald J. Zaleski Executive Vice President & Chief Actuary	2005 2004 2003	331,923 316,769 288,692	375,000 205,000 162,400	0 0 0	405,450 313,380 186,560	5,000 5,000 7,000	6,844 14,413 13,135

(1)	Annual Compensation is paid by SICA, which also sponsors the employee benefit plans in which such executive officers participate.
(2)

Bonus payments in 2003 and 2004 were made pursuant to Selective’s Annual Cash Incentive Plan. Bonus payments for 2005 were made pursuant to the Selective Insurance Group, Inc. Cash Incentive Plan (“Cash Incentive Plan”), approved by Selective’s shareholders on April 26, 2005, as well as other awards granted by the Salary and Employee Benefits Committee to certain executive officers for personal achievement, which include $251,250 to Mr. Murphy, $36,500 to Mr. Connell, $107,100 to Mr. Ochiltree, $67,000 to Mr. Thatcher, and $5,370 to Mr. Zaleski. Under the Cash Incentive Plan, employees receive a percentage of salary as Annual Cash Incentive Payments if they achieved specified personal goals and Selective achieves stated corporate performance goals. The amounts contained in this column reflect the amounts earned for the applicable fiscal year.

(3)

SEC rules do not require the reporting of perquisites and other personal benefits to the extent that the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total annual salary and bonus reported for each named executive officer.

(4)

All amounts represent the dollar amount of the restricted stock on the date granted. Grants were made pursuant to the Selective Insurance Group, Inc. Stock Option Plan III (“Plan III”), under which such shares and their accumulated dividends cliff-vest four years from the date granted depending upon achievement of predetermined performance goals. The grants are subject to forfeiture should the named executive resign or be terminated for cause prior to vesting. The aggregate value of restricted stock awards at the end of 2005 was $4,248,000 for Mr. Murphy, $1,646,100 for Mr. Ochiltree, $1,646,100 for Mr. Connell, $1,646,100 for Mr. Thatcher, and $1,646,100 for Mr. Zaleski. The aggregate number of restricted shares held at the end of 2005 was 80,000 by Mr. Murphy, 31,000 by Mr. Ochiltree, 31,000 by Mr. Connell, 31,000 by Mr. Mr. Thatcher, and 31,000 by Mr. Zaleski.

(5)

The amounts represent Selective’s annual matching contribution on behalf of the named executive to Selective’s Deferred Compensation Plan and to the Selective Insurance Company of America Retirement Savings Plan. The contributions to Selective’s Deferred Compensation Plan reflected in the table for 2005 are $17,035 for Mr. Ochiltree, $15,278 for Mr. Connell, $9,353 for Mr. Thatcher, and $6,485 for Mr. Zaleski. The contributions to the Selective Insurance Company of America Retirement Savings Plan reflected in the table for 2005 are $8,721 for Mr. Murphy, $505 for Mr. Ochiltree, $445 for Mr. Connell, $3,903 for Mr. Thatcher and $359 for Mr. Zaleski. In addition, the amounts for Mr. Ochiltree also include $2,037, which represents the difference between the market rate of interest and the actual rate of interest on indebtedness of such executive officer to Selective.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth information concerning stock option grants in 2005 to each of the named executive officers in the Summary Compensation Table. No stock appreciation rights (“SARs”) were granted in 2005.

	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Named Executive Officer	Number of Securities Underlying Options/SARs Granted (#)(2)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh) (3)	Expiration Date(4)	5% ($)	10% ($)
Gregory E. Murphy	5,000	4.62	44.05	2/1/2015	11,013	22,025
Jamie Ochiltree, III	5,000	4.62	44.05	2/1/2015	11,013	22,025
Richard F. Connell	5,000	4.62	44.05	2/1/2015	11,013	22,025
Dale A. Thatcher	5,000	4.62	44.05	2/1/2015	11,013	22,025
Ronald J. Zaleski	5,000	4.62	44.05	2/1/2015	11,013	22,025

(1)

There can be no assurance provided to any executive officer or any other holder of Selective’s securities that the actual stock price appreciation over the (ten) 10-year option term will be at the assumed 5% and 10% compounded annual rates or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the named executive officers.

(2)

The stock options were granted under Plan III. Plan III permits the granting of options to all employees and permits the granting of SARs in tandem with any or all stock options. If a SAR is exercised, the employee must surrender the related stock option or portion thereof. Upon exercise of a SAR, payment will be made by Selective in stock, cash, or some combination thereof as a committee appointed by the Board of Directors shall determine at the time of exercise. None of the options granted to the named executive officers in 2004 have SARs attached. Under the terms of Plan III, options or any related SARs, may be granted at no less than fair market value as of the date of grant. Options or any related SARs must be exercised within ten (10) years from the date of grant. In the event of any change in the number of outstanding shares of Selective’s common stock as a result of a stock dividend, stock split, or other readjustments, the committee appointed by the Board of Directors shall make an appropriate adjustment in the aggregate number of shares which may be subject to stock options granted under Plan III and in the number of shares subject to and the option price of each then outstanding option.

(3)	The exercise price is equal to the fair market value of the common stock on the date of grant.

(4)	The options may be exercised beginning on February 1, 2006.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table sets forth information concerning stock option exercises in 2005 to each of the named executive officers in the Summary Compensation Table. No SARs were exercised in 2005, and none of these named executive officers had any unexercised SARs outstanding as of December 31, 2005.

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options At Fiscal Year End ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Exercisable	Unexercisable	Exercisable	Unexercisable
Gregory E. Murphy	13,200	349,032	29,825	5,000	882,369	45,250
Jamie Ochiltree, III	7,932	207,453	39,000	5,000	1,179,258	45,250
Richard F. Connell	5,000	112,975	0	5,000	0	45,250
Dale A. Thatcher	24,000	570,150	0	5,000	0	45,250
Ronald J. Zaleski	18,004	458,342	11,996	5,000	337,027	45,250

(1)

Calculated by multiplying the number of underlying shares of common stock by the difference between the fair market value of the common stock as of December 31, 2005 and the exercise price of the option.

(2)	Calculated by multiplying the number of shares acquired on exercise by the difference between the fair market value of the shares on the date of exercise and the exercise price.

DEFINED BENEFIT PENSION PROGRAM

Selective maintains a non-contributory retirement income plan (the “Pension Plan”) that benefits most employees whose employment with Selective commenced on or before December 31, 2005, including the named executive officers. Selective also maintains an unfunded supplemental benefit plan, as permitted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to provide payments to Pension Plan participants equal to the difference between (i) the benefit payable to a participant under the Pension Plan calculated without regard to ERISA and Internal Revenue Code limitations on annual amounts payable under the Pension Plan, and (ii) the benefit payable to the participant pursuant to such limitations. The Pension Plan was amended as of July 1, 2002, to provide for different calculations based on service with Selective as of that date.

PENSION PLAN TABLE I

(EMPLOYEES WITH FIVE YEARS OF VESTING AS OF JULY 1, 2002

WHOSE AGE + YEARS OF VESTING SERVICE EQUALED OR EXCEEDED 55)

	Years of Service
Remuneration	5	10	15	20	25	30	35
200,000	14,400	34,400	54,400	74,400	94,400	114,400	134,400
225,000	16,200	38,700	61,200	83,700	106,200	128,700	151,200
250,000	18,000	43,000	68,000	93,000	118,000	143,000	168,000
275,000	19,800	47,300	74,800	102,300	129,800	157,300	184,800
300,000	21,600	51,600	81,600	111,600	141,600	171,600	201,600
325,000	23,400	55,900	88,400	120,900	153,400	185,900	218,400
350,000	25,200	60,200	95,200	130,200	165,200	200,200	235,200
375,000	27,000	64,500	102,000	139,500	177,000	214,500	252,000
400,000	28,800	68,800	108,800	148,800	188,800	228,800	268,800
425,000	30,600	73,100	115,600	158,100	200,600	243,100	285,600
450,000	32,400	77,400	122,400	167,400	212,400	257,400	302,400
475,000	34,200	81,700	129,200	176,700	224,200	271,700	319,200
500,000	36,000	86,000	136,000	186,000	236,000	286,000	336,000
525,000	37,800	90,300	142,800	195,300	247,800	300,300	352,800
550,000	39,600	94,600	149,600	204,600	259,600	314,600	369,600
575,000	41,400	98,900	156,400	213,900	271,400	328,900	386,400
600,000	43,200	103,200	163,200	223,200	283,200	343,200	403,200
625,000	45,000	107,500	170,000	232,500	295,000	357,500	420,000
650,000	46,800	111,800	176,800	241,800	306,800	371,800	436,800
675,000	48,600	116,100	183,600	251,100	318,600	386,100	453,600
700,000	50,400	120,400	190,400	260,400	330,400	400,400	470,400
725,000	52,200	124,700	197,200	269,700	342,200	414,700	487,200
750,000	54,000	129,000	204,000	279,000	354,000	429,000	504,000
775,000	55,800	133,300	210,800	288,300	365,800	443,300	520,800
800,000	57,600	137,600	217,600	297,600	377,600	457,600	537,600
825,000	59,400	141,900	224,400	306,900	389,400	471,900	554,400
850,000	61,200	146,200	231,200	316,200	401,200	486,200	571,200
875,000	63,000	150,500	238,000	325,500	413,000	500,500	588,000
900,000	64,800	154,800	244,800	334,800	424,800	514,800	604,800
925,000	66,600	159,100	251,600	344,100	436,600	529,100	621,600
950,000	68,400	163,400	258,400	353,400	448,400	543,400	638,400
975,000	70,200	167,700	265,200	362,700	460,200	557,700	655,200
1,000,000	72,000	172,000	272,000	372,000	472,000	572,000	672,000
1,025,000	73,800	176,300	278,800	381,300	483,800	586,300	688,800
1,050,000	75,600	180,600	285,600	390,600	495,600	600,600	705,600
1,075,000	77,400	184,900	292,400	399,900	507,400	614,900	722,400
1,100,000	79,200	189,200	299,200	409,200	519,200	629,200	739,200

Pension Plan Table I illustrates annual pension benefits, including supplemental benefits, at normal retirement (age 65) for various years of credited service in the form of a single life annuity and prior to any offset for Social Security benefits for participants. As shown on the Summary Compensation Table on page 18, Salary is the only compensation covered by the Pension Plan; Bonus and Other Annual Compensation is not covered by the Pension Program.

The following table lists the estimated credited years of service for the named executive officers that qualify for the pension benefits depicted on Pension Plan Table I:

Named Executive Officer	Average Monthly Compensation as of December 31, 2005	Years of Service as of December 31, 2005
Gregory E. Murphy	53,432.69	24
Jamie Ochiltree, III	28,255.77	10

Monthly Pension Program benefits at normal retirement age are computed by adding two calculations. The first is the former plan calculation which provides for 2% of “average monthly compensation” (based on the monthly average of the member’s compensation for the 60 months out of the most recent 120 months of employment preceding the member’s termination of employment for which the employee’s compensation is the highest) less 1 3/7% of a Social Security benefit multiplied by the number of years of benefit service through June 30, 2002 (up to a maximum of 35 years). The second calculation provides for 1.2% of average monthly compensation (as defined herein) multiplied by the number of years of benefit service after June 30, 2002.

PENSION PLAN TABLE II

(EMPLOYEES HIRED BEFORE JULY 1, 2001 WHO, AS OF JULY 1, 2002,

NEITHER (I) WERE AGE 50 AND HAD 5 YEARS OF VESTING SERVICE,

NOR (II) HAD 25 YEARS OF VESTING SERVICE)

	Years of Service
Remuneration	5	10	15	20	25	30	35
200,000	12,000	26,000	46,000	66,000	86,000	106,000	126,000
225,000	13,500	29,250	51,750	74,250	96,750	119,250	141,750
250,000	15,000	32,500	57,500	82,500	107,500	132,500	157,500
275,000	16,500	35,750	63,250	90,750	118,250	145,750	173,250
300,000	18,000	39,000	69,000	99,000	129,000	159,000	189,000
325,000	19,500	42,250	74,750	107,250	139,750	172,250	204,750
350,000	21,000	45,500	80,500	115,500	150,500	185,500	220,500
375,000	22,500	48,750	86,250	123,750	161,250	198,750	236,250
400,000	24,000	52,000	92,000	132,000	172,000	212,000	252,000
425,000	25,500	55,250	97,750	140,250	182,750	225,250	267,750
450,000	27,000	58,500	103,500	148,500	193,500	238,500	283,500
475,000	28,500	61,750	109,250	156,750	204,250	251,750	299,250
500,000	30,000	65,000	115,000	165,000	215,000	265,000	315,000
525,000	31,500	68,250	120,750	173,250	225,750	278,250	330,750
550,000	33,000	71,500	126,500	181,500	236,500	291,500	346,500
575,000	34,500	74,750	132,250	189,750	247,250	304,750	362,250
600,000	36,000	78,000	138,000	198,000	258,000	318,000	378,000
625,000	37,500	81,250	143,750	206,250	268,750	331,250	393,750
650,000	39,000	84,500	149,500	214,500	279,500	344,500	409,500
675,000	40,500	87,750	155,250	222,750	290,250	357,750	425,250
700,000	42,000	91,000	161,000	231,000	301,000	371,000	441,000
725,000	43,500	94,250	166,750	239,250	311,750	384,250	456,750
750,000	45,000	97,500	172,500	247,500	322,500	397,500	472,500
775,000	46,500	100,750	178,250	255,750	333,250	410,750	488,250
800,000	48,000	104,000	184,000	264,000	344,000	424,000	504,000
825,000	49,500	107,250	189,750	272,250	354,750	437,250	519,750
850,000	51,000	110,500	195,500	280,500	365,500	450,500	535,500
875,000	52,500	113,750	201,250	288,750	376,250	463,750	551,250
900,000	54,000	117,000	207,000	297,000	387,000	477,000	567,000
925,000	55,500	120,250	212,750	305,250	397,750	490,250	582,750
950,000	57,000	123,500	218,500	313,500	408,500	503,500	598,500
975,000	58,500	126,750	224,250	321,750	419,250	516,750	614,250
1,000,000	60,000	130,000	230,000	330,000	430,000	530,000	630,000
1,025,000	61,500	133,250	235,750	338,250	440,750	543,250	645,750
1,050,000	63,000	136,500	241,500	346,500	451,500	556,500	661,500
1,075,000	64,500	139,750	247,250	354,750	462,250	569,750	677,250
1,100,000	66,000	143,000	253,000	363,000	473,000	583,000	693,000

Pension Plan Table II illustrates annual pension benefits, including supplemental benefits, at normal retirement (age 65) for various years of credited service in the form of a single life annuity and prior to any offset for Social Security benefits for participants. As shown on the Summary Compensation Table on page 18, Salary is the only compensation covered by the Pension Program; Bonus and Other Annual Compensation is not covered by the Pension Plan.

The following table lists the estimated credited years of service for the named executive officers that qualify for the pension benefits depicted on Pension Plan Table II:

Named Executive Officer	Average Monthly Compensation as of December 31, 2005	Years of Service as of December 31, 2005
Richard F. Connell	25,387.82	4
Dale A. Thatcher	20,579.81	4
Ronald J. Zaleski	24,381.73	5

Monthly Pension Plan benefits at normal retirement age are computed by comparing two calculations and providing the benefit which is the greater of the two. The first is the former plan calculation which provides for 2% of “average monthly compensation” (based on the monthly average of the member’s compensation for the 60 months out of the most recent 120 months of employment preceding the member’s termination of employment for which the employee’s compensation is the highest) less 1 3/7% of a Social Security benefit multiplied by the number of years of benefit service through June 30, 2002 (up to a maximum of 35 years). The second calculation provides for 1.2% of average monthly compensation (as defined herein) multiplied by all years of benefit service.

Effective January 1, 2006, the Pension Plan closed to employees hired after December 31, 2005.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT,

AND CHANGE-IN-CONTROL AGREEMENTS

EMPLOYMENT AGREEMENTS

Messrs. Murphy, Ochiltree, Connell, and Thatcher have employment agreements with SICA, which contain similar terms and conditions. The agreement entered into between Mr. Murphy and SICA on August 1, 1995 was most recently amended on May 1, 2004. Pursuant to the terms of the agreement, Mr. Murphy receives an annual salary of not less than $700,000. The agreement entered into between Mr. Ochiltree and SICA on October 21, 1995 was most recently amended on May 1, 2004. Pursuant to the terms of the agreement, Mr. Ochiltree receives an annual salary of not less than $374,000. The agreement entered into between Mr. Connell and SICA on August 8, 2000 was most recently amended on March 1, 2003. Pursuant to the terms of the agreement, Mr. Connell receives an annual salary of not less than $300,000. The agreement entered into between Mr. Thatcher and SICA on May 5, 2000, was most recently amended on March 1, 2003. Pursuant to the terms of the agreement, Mr. Thatcher receives an annual salary of not less than $235,000. If any of these executive officers are not re-elected to their current position, or are terminated without cause, he will be entitled to receive severance pay equal to his salary and certain benefits in effect at the time of his termination of employment for a period of two (2) years after the date of such termination, payable in monthly installments. If any of these executive officers is terminated for cause, he is entitled to receive that portion of his salary earned to the date of his termination and the benefits accrued to him under certain employee benefit plans to the date of such termination, to the extent that such benefits may be payable to him under the provisions of such plans in effect on the date of the termination of his employment. Selective has guaranteed SICA’s performance of all its obligations under the employment agreements.

TERMINATION AGREEMENTS

Messrs. Murphy, Ochiltree, Connell, Thatcher, and Zaleski have termination agreements with SICA pursuant to which payments will be made under certain circumstances following a Change in Control (as defined in the agreements) of Selective. Each of these agreements is automatically renewable for successive one-year terms, unless prior written notice of non-renewal is given. Each agreement provides that, in the event of a Change in Control of Selective, SICA will continue to employ the executive officer in the capacities in which he was serving immediately prior to the Change in Control for a period of three (3) years, commencing on the date on which the Change in Control shall have occurred, which term will be automatically renewed for successive one-year periods unless prior written notice is given. Each agreement provides that if the executive officer’s employment is terminated as set forth in the agreement after a Change in Control occurs, other than (i) due to the executive officer’s death or retirement, (ii) by SICA for Cause or Disability (as defined in the agreement), or (iii) by the executive officer other than for Good Reason (as defined in the agreement), the executive officer will be entitled to receive earned but unpaid base salary through the date of termination, as well as any incentive compensation benefits or awards that have been accrued, earned, or become payable but which have not been paid, and as severance pay in lieu of any further salary for periods subsequent to the date of termination, an amount in cash equal to his “annualized includible compensation for the base period” (as defined in Section 280G(d)(1) of the Internal Revenue Code, multiplied by a factor of 2.99, provided that if any of the payments or benefits provided for in the agreement, together with any other payments or benefits that the executive officer has the right to receive would constitute a “parachute payment” (as defined in Section 280G(b) of the Internal Revenue Code), Selective will pay to the executive officer on a net after-tax basis the greater of (i) the payments and benefits due to the executive officer reduced in order of priority and amount as executive officer shall elect, to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or (ii) payments and benefits due to the executive officer, plus an amount in cash equal to (x) the amount of such “excess parachute payments” multiplied by (y) twenty (20%) percent. Selective has guaranteed SICA’s performance of all its obligations under the termination agreements.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

During 2005, the following directors served as members of the Salary and Employee Benefits Committee:  A. David Brown, Paul D. Bauer, John C. Burville, C. Edward Herder, and J. Brian Thebault. Mr. Herder retired from the Board of Selective, effective December 31, 2005, and John C. Burville was appointed to the Salary and Employee Benefits Committee, effective January 1, 2006.

None of these individuals was employed in 2005 as an officer or an employee of Selective or one of its subsidiaries or was formerly an officer of Selective or any of its subsidiaries. None of these individuals had any relationship with Selective other than service as a director or received compensation from Selective other than for Board of Directors service in 2005.

No Selective executive officer served as a member of the compensation committee of another entity, or as a director of another entity, one of whose executive officers served on the Salary and Employee Benefits Committee or as a director of Selective.

REPORT OF THE SALARY AND EMPLOYEE BENEFITS COMMITTEE

Selective’s Salary and Employee Benefits Committee (“SEBC”) establishes general executive compensation policies and establishes the salaries and bonuses of Selective’s executive officers, including the Chief Executive Officer. The Board of Directors did not modify any action or recommendation made by the SEBC with respect to executive compensation in 2005.

The following table summarizes the key policies, factors, and other compensation information that the SEBC used in determining executive compensation in 2005:

Policies

•   Provide competitive compensation packages to attract and retain qualified executives.

•   Reflect Selective’s performance and the value created for Selective’s stockholders.

•   Tie personal performance and contribution to Selective’s operational and financial performance.

•   Support the short-term and long-term strategic goals and values of Selective and reward individual contribution to Selective’s success.

Executive Compensation Elements

•   Annual base salary, tied to the SEBC’s evaluation of personal executive performance, including managerial ability and development of personnel, the competitive marketplace for comparable executives, and internal alignment considerations.

•   Variable incentive awards tied to Selective’s achievement of corporate operational and financial performance targets established at the beginning of the fiscal year and personal executive objectives also established at the beginning of the year.

•   Long-term, equity-based incentive awards of stock options (with or without tandem stock appreciation rights) and stock grants, tied to aligning the interests of executive officers with those of stockholders and ensuring that officers have an equity-stake management view.

•   In 2005, the CEO and each of Selective’s executive officers met or exceeded all but one (growth in worksite lives for Selective HR Solutions) of the goals established for them at the beginning of the year. This achievement is reflected in the awards granted to them for 2005.

CEO-Specific Compensation Elements

Detailed performance evaluation that considered:

•   The CEO’s qualifications.

•   Level of experience brought to the position and gained while in the position.

•   Selective’s performance implementing or completing critical projects or processes.

•   Selective’s underwriting performance as measured by the statutory combined ratio relative to the industry.

•   The importance of the CEO’s contribution to the achievement of Selective’s strategic initiatives and financial performance. Specifically, under Mr. Murphy’s leadership in 2005, Selective achieved the following:

o      Net premiums written growth of 7%;

o     Statutory combined ratio of 94.6% compares to 95.9% in 2004;

o     Operating earnings per share of $4.36 compared to $3.58 in 2004;

o     Return on average equity of 15.9%;

o     Total return to shareholders of 21.9%;

o     Named to Forbes Magazine “Platinum 400” list and also named one of America’s Best Managed Companies by Forbes – ranking in the “top 10” for insurance;

o     Named to “Ward’s 50 Benchmark Group” listing of top performing companies in the property-casualty insurance sector;

o     Named to the Forbes list of “The 100 Best Mid-Cap Stocks”; and

o     Ranked #897 on overall FORTUNE 1000 list of America’s largest corporations and #31 in insurance property and casualty stock company sector.

•    Specific accomplishments.

•    The importance of the CEO’s individual contributions to the achievement of Selective’s goals and objectives set for 2005.

2005 Factors

•   Successful completion of Strategic Initiatives aimed at:

o     Growth in worksite lives for Selective HR Solutions;

o     Strategic market planning for the insurance business;

o     Overall expense reduction;

o     Increased efficiency in claims handling;

o     Implementation of various knowledge management initiatives; and

o     Various technology initiatives related to Selective’s agents.

•   Selective’s financial performance compared to its performance in the prior year, including its combined ratio (both overall and by lines of insurance), return on equity, results of operations, and overall financial condition.

In 2005, the SEBC retained an independent compensation consultant to provide advice on executive compensation matters, including the base salary and incentive compensation levels for executive officers. The consulting firm furnished the SEBC with compensation surveys and data for purposes of comparing Selective’s executive compensation levels with those at companies within and outside the industry with which Selective competes for executive talent and is providing the SEBC with specific recommendations for maintaining Selective’s executive compensation at a level competitive with the marketplace.

Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year and is not under a stockholder approved plan. The limitation applies only to compensation that is not considered to be performance-based. The SEBC intends, to the extent practicable, to preserve deductibility under the Internal Revenue Code for compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment.

Submitted by the Salary and Employee Benefits Committee of Selective’s Board of Directors

A. David Brown, Chairperson

Paul D. Bauer

John C. Burville

J. Brian Thebault

Performance Graph

The following chart, produced by the Center for Research in Security Prices, depicts Selective’s performance for the period beginning January 1, 2000 and ending December 31, 2005, as measured by total stockholder return on the common stock compared with the total return of the NASDAQ Stock Market (U.S.) Index and the NASDAQ Fire, Marine and Casualty Index (68 NASDAQ Company stocks in SIC Major Group 633 (SIC 6330-6339 U.S. fire, marine and casualty insurance). Upon request, Selective will furnish stockholders a list of the component companies of such indices.

Notwithstanding anything to the contrary set forth in any of Selective’s previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings made by Selective under those statutes, the preceding Report of the Compensation Committee of the Board of Directors on Executive Compensation and Selective’s Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by Selective under those statutes.

INFORMATION ABOUT PROPOSAL 2

Approval of the Selective Insurance Group, Inc. Stock Purchase Plan for

Independent Insurance Agencies

Selective’ stockholders are being asked to approve the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (the “Agencies Stock Purchase Plan”). The purpose of the Agencies Stock Purchase Plan is to motivate independent insurance agencies that sell products and services for the insurance company subsidiaries of Selective, by enabling them to participate in Selective’s long-term growth and success and to help align their success with those interests of Selective’s stockholders.

After approval and effective as of July 1, 2006, the Agencies Stock Purchase Plan will replace the

Selective Insurance Group Stock Purchase Plan for Independent Insurance Agents (the “Original Independent Agents Plan”) currently in effect and stock purchases will no longer be available under the Original Independent Agents Plan. If the Agencies Stock Purchase Plan is not approved by stockholders, the Original Independent Agents Plan will remain in effect.

The following table provides a summary of the Agencies Stock Purchase Plan, which is qualified in its entirety by the text of the Agencies Stock Purchase Plan, a copy of which is attached to this proxy statement as Appendix A.

Plan Administrator	• Salary and Employee Benefits Committee
Authority of Plan Administrator

•     Administer the Agencies Stock Purchase Plan and exercise all of the powers and authorities either specifically granted to it under the Agencies Stock Purchase Plan or necessary or advisable in the administration of the Agencies Stock Purchase Plan, including, without limitation, the authority to:

o     Construe and interpret the Agencies Stock Purchase Plan;

o     Make adjustments in response to changes in applicable laws, regulations, or accounting principles, or for any other reason, in accordance with the section of the Agencies Stock Purchase Plan entitled, Amendment or Termination of the Plan;

o     Prescribe, amend, or rescind rules and regulations relating to the Agencies Stock Purchase Plan and appoint such agents as it shall deem appropriate for the proper administration of the Agencies Stock Purchase Plan; and

o     Make all other determinations deemed necessary or advisable for the administration of the Agencies Stock Purchase Plan.

Eligibility

•     Each independent insurance agency that is under contract with any of the insurance subsidiaries of Selective to promote and sell Selective’s subsidiaries’ insurance products (approximately 750 agencies), other than such agencies that promote and sell only Selective’s subsidiaries’ flood insurance products (each, an “Eligible Agency”).

•     “Eligible Persons” designated by an Eligible Agency, including principals, general partners, officers, and stockholders of an Eligible Agency (“Principals”); key employees of an Eligible Agency (“Key Employees”); and individual retirement plans of Principals and Key Employees, Keogh plans of Principals and Key Employees, and employee benefit plans of an Eligible Agency.

Purchases

•     The Agencies Stock Purchase Plan allows each Eligible Agency and those Eligible Persons designated by the Eligible Agency to purchase shares of the common stock of Selective, par value $2.00 per share (“Common Stock”), at a 10% discount from fair market value (closing selling price for the Common Stock reported on the NASDAQ on the applicable purchase date).

•     Under the Agencies Stock Purchase Plan, each Eligible Agency, together with its designated Eligible Persons, may invest up to the applicable Maximum Contribution Amount (as described below) per calendar quarter on certain purchase dates, based upon the amount of Written Premiums (as defined below) by such Eligible Agency during the previous calendar year with one or more of Selective’s insurance subsidiaries, as follows:

	Written Premiums	Maximum Contribution Amounts
	Less than $2,000,000	$30,000
	$2,000,000 or more but
	less than $5,000,000	$50,000
	$5,000,000 or more	$75,000

•     “Written Premiums” include all written premiums, less cancellations and returns, recorded by Selective and its insurance subsidiaries, but do not include:

o     Premiums for policies written through pools, associations, or syndicates;

o     Premiums for insurance written in any reinsurance facility, joint underwriting association, or other insurance program required by law;

o     Policyholder dividends, expense fees, surcharges, and other like charges;

o     Premiums from any accident and health, systems breakdown, and flood policies;

o     Premiums for alternative market business, including, but not limited to, retrospectively rated policies and assumed business; and

o     Premiums for policies, coverages, or plans that the Salary and Employee Benefits Committee may exclude from the Agencies Stock Purchase Plan.

•     There is a $100 minimum for purchases by a participant in the Agencies Stock Purchase Plan per calendar quarter. If a participant does not purchase $100 per a calendar quarter, any amounts below such minimum will be refunded to the participant.

•     An Eligible Agency or Eligible Person may elect to apply all or a portion of its earned cash commissions (as defined in the Agencies Stock Purchase Plan) and its distributions from Selective’s profit sharing commitment to the purchase of shares of Common Stock under the Agencies Stock Purchase Plan.

•     Participants pay no brokerage commissions or administrative or other charges for purchases of shares of Common Stock under the Agencies Stock Purchase Plan.

Restrictions on Shares

•     Shares of Common Stock purchased under the Agencies Stock Purchase Plan shall be restricted for a period of one year beginning on the purchase date and expiring upon the first anniversary of the purchase date. During this restricted period, the participant may not sell, transfer, pledge, assign, or dispose of his or her shares of Common Stock in any way.

Shares Reserved for Issuance

•     The maximum number of shares of Common Stock reserved for issuance is 1,500,000 (one million five hundred thousand), with adjustments based on stock splits, dividends, recapitalizations or other changes or transactions. The shares may be authorized but unissued Common Stock or authorized and issued Common Stock held in Selective’s treasury.

•     Included in the 1,500,000 shares (subject to adjustment) that may be delivered under the Agencies Stock Purchase Plan are 537,526 shares previously reserved under the Original Independent Agents Plan would be available for delivery under the Agencies Stock Purchase Plan.

Non-Transferability of Rights

•     Rights under the Agencies Stock Purchase Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during the Participant’s lifetime only by the Participant.

Amendment or Termination

•     The Board or the Salary and Employee Benefits Committee may amend, revise, suspend, or terminate the Agencies Stock Purchase Plan at any time and in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or any stock exchange listing requirement.

Federal Income Tax Consequences of the Agencies Stock Purchase Plan

•     The following discussion summarizes certain United States federal income tax consequences of the purchase of stock under the Agencies Stock Purchase Plan. The summary does not purport to cover federal employment tax or other federal tax consequences, or state, local, or foreign tax consequences that may be associated with the Agencies Stock Purchase Plan. Further, the summary is based on the law as in effect on the date of this proxy statement.

o      A participant does not realize taxable income when such participant’s participation in the plan begins (i.e., the first day of the enrollment period in the plan). However, a participant will, at the time shares are purchased, recognize as ordinary income (determined without reduction for brokerage fees or other costs paid in connection with the disposition) an amount equal to the excess of the fair market value of the shares on the date of purchase over the purchase price.

o     When a participant disposes of shares acquired through the plan, he or she will recognize either a capital gain or loss, depending upon whether the shares or disposed of for more or less than the fair market value of the shares on the date of purchase. Special rules apply in the case of death.

o     Capital gain is short-term if the shares have been held one year or less, and long-term if held more than one year. The holding period for a share acquired under the plan begins on the purchase date.

NEW PLAN BENEFITS

There have been no awards granted under the Agencies Stock Purchase Plan to date. Selective cannot determine at this time the benefits that will be received by the Eligible Agencies and Eligible Persons if the Agencies Stock Purchase Plan is approved by stockholders because Selective cannot predict how many shares of Common Stock each Eligible Agency and Eligible Person will choose to purchase under the Agencies Stock Purchase Plan.

INFORMATION ABOUT PROPOSAL 3

Ratification of Appointment of

Independent Public Accountants

The Audit Committee has appointed KPMG LLP to act as Selective’s independent public accountants for the fiscal year ending December 31, 2006. The Board of Directors has approved the appointment and has directed that such appointment be submitted to Selective’s stockholders for ratification at the Annual Meeting.

Stockholder ratification of the appointment of KPMG LLP as Selective’s independent public accountants is not required. The Board of Directors, however, is submitting the appointment to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain KPMG LLP or another firm. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a different auditing firm at any time during the 2006 fiscal year if the Board determines that such a change would be in the best interests of Selective and its stockholders.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. In 2005, Selective paid KPMG LLP $1,212,800 for audit and audit-related services. No non-audit services were provided by KPMG LLP to Selective in 2005.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Selective’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for overseeing preparation of the financial statements and the overall reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee has periodically met with and held discussions with management regarding the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in Selective’s financial statements. The Audit Committee reviewed the audited financial statements for the year ended December 31, 2005, included in the Annual Report with management. Management represented to the Audit Committee that (i) the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and (ii) management had reviewed Selective’s disclosure controls and procedures and believes those controls are effective.

The Audit Committee reviewed with KPMG LLP, Selective’s independent public accountants who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, their judgments as to the quality, not just the acceptability, of Selective’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including the Statement on Auditing Standards No. 61, as may be modified or supplemented. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and Selective, including the matters in the written disclosures delivered to the Audit Committee and required by the Independence Standards Board in Standard No. 1 (Independence Discussion with Audit Committee), as may be modified or supplemented.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the SEC. The Committee and the Board have also recommended, subject to stockholder approval, the selection of KPMG LLP as Selective’s independent public accountants.

Submitted by the Audit Committee of Selective’s Board of Directors

Paul D. Bauer, Chairperson

Joan M. Lamm-Tennant

S. Griffin McClellan III

John F. Rockart

J. Brian Thebault

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that Selective specifically incorporates the Audit Committee Report by reference therein.

Fees of Independent Public Accountants

KPMG LLP, Selective’s independent public accountants, provided services in the following categories and amounts in 2005 and 2004:

Category	2005	2004
Audit Fees	$1,039,800	$1,263,850
Audit-Related Fees(1)	$173,000	$88,750
Tax Fees	$0	$0
All Other Fees	$0	$0
TOTAL	$1,212,800	$1,352,600

(1)

Audit-Related Fees for 2004 and 2005 consisted primarily of the independent actuarial review and reserve opinion related to the Audit. The Audit-Related Fees for 2005 also include audits of the employee benefit plans for 2004 and 2005.

The Audit Committee has a Pre-Approval Policy that requires pre-approval of audit and audit-related services on an annual basis and authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. In 2005, the Audit Committee pre-approved all audit and audit-related services and concluded that KPMG LLP’s provision of such services was compatible with the maintenance of KPMG LLP’s independence in the conduct of its auditing functions. KPMG LLP provided no tax services or non-audit related services in 2005. Any such future services also would require Audit Committee pre-approval on an individual engagement basis.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in 2007 Proxy

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. Under the rules of the SEC (Rule 14a-8 under the Exchange Act), stockholder proposals to be included in the proxy statement for the 2007 Annual Meeting to be held on or about April 26, 2007, must be received by Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, NJ 07890 no later than November 28, 2006.

Other Proposals and Nominations

A stockholder who otherwise intends to present business at Selective’s 2007 Annual Meeting must comply with Selective’s By-laws, which state, among other things, that to properly bring business before an annual meeting, a stockholder must deliver notice to the Secretary of Selective in proper written form not less than ninety (90) days nor more than one hundred twenty (120) days prior to the first anniversary of the preceding year’s Annual Meeting. Thus, a notice of a stockholder proposal for the 2007 Annual Meeting, submitted other than pursuant to Rule 14a-8 of the Exchange Act, will be untimely if received by the Secretary before December 27, 2006 or after January 26, 2007.

Under Section 3B of Selective’s By-laws, stockholders may (i) present proposals that are proper subjects for consideration at an annual meeting, which proposals are not submitted for inclusion in the proxy statement for such annual meeting pursuant to Rule 14a-8 of the Exchange Act, or (ii) nominate a person for election to our Board of Directors at the annual meeting. On written request to Selective’s Corporate Secretary at 40 Wantage Avenue, Branchville, NJ 07890, stockholders of record may receive a free copy of Selective’s By-laws. Procedures in the By-laws are separate and distinct from those required by the SEC.

Selective’s By-laws require that the stockholder provide the following information in writing regarding any proposal:

•	the business proposed to be brought before the annual meeting;
•	the reasons for conducting the business at the annual meeting;
•	any material interest of the stockholder in the business;
•	the beneficial owner, if any, on whose behalf the proposal is made;
•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and
•	the class and number of shares which are owned beneficially and of record by the stockholder and the beneficial owner.

Selective’s By-laws require that the stockholder provide the following information in writing regarding any nomination for director:

•

all information relating to each person whom the stockholder proposes to nominate for election as a director as would be required to be disclosed in a solicitation of proxies for the election of such person as a director pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if so elected);

•	the name and address of the stockholder giving the notice, as they appear on our books, and of the beneficial owner of those shares; and
•	the class and number of shares which are owned beneficially and of record by the stockholder and the beneficial owner.

STOCKHOLDER COMMUNICATION WITH THE BOARD

Stockholders so desiring may send communications to the Board of Directors or individual directors by writing to Selective’s Corporate Secretary, Selective Insurance Group, Inc., 40 Wantage Avenue, Branchville, NJ 07890 or by e-mail to corporate.governance@selective.com. The Board has instructed the Corporate Secretary to use discretion in forwarding unsolicited advertisements, invitations to conferences, or other promotional material.

* * * * * * * *

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU ARE THEREFORE URGED TO PROMPTLY VOTE YOUR SHARES BY (1) CALLING THE TOLL-FREE TELEPHONE NUMBER LISTED ON THE PROXY CARD; (2) ACCESSING THE INTERNET WEBSITE LISTED ON THE PROXY CARD; OR (3) COMPLETING, DATING, AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

By Order of the Board of Directors:

Michael H. Lanza

Senior Vice President, General Counsel

and Corporate Secretary

March 28, 2006

Branchville, New Jersey

DOCUMENTS INCORPORATED BY REFERENCE

Information regarding Executive Officers is incorporated by reference to Selective’s Annual Report on Form 10-K in the item in Part I captioned “Executive Officers of the Registrant.”

APPENDIX A

SELECTIVE INSURANCE GROUP, INC.

STOCK PURCHASE PLAN FOR INDEPENDENT INSURANCE AGENCIES

(Effective July 1, 2006)

1.	PURPOSE; GENERAL

The purpose of the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies (the “Plan”) is to motivate independent insurance agencies that sell products and services for the insurance company subsidiaries of Selective Insurance Group, Inc., a New Jersey corporation (the “Company”), by enabling them to participate in the Company’s long-term growth and success and to help align their success with those interests of the Company’s stockholders.

The Plan allows each Eligible Agency (as defined in Section 2(a) below) and those eligible Principals, Key Employees and Benefit Plans (each as defined in Section 2(a) below, and collectively referred to as the “Eligible Persons”) designated by the Eligible Agency to purchase shares of the common stock of the Company, par value $2.00 per share (“Common Stock”) at a discount as described below. An Eligible Agency or Eligible Person may elect to apply all or a portion of its Earned Cash Commissions (as defined in Section 2(c) below) and its distributions from the Company’s profit sharing commitment (the “Profit Sharing Plan”) to the purchase of shares of Common Stock under the Plan.

Each Eligible Agency, together with its designated Eligible Persons (each such Eligible Agency and its designated Eligible Persons a “Participant”), may invest up to the applicable Maximum Contribution Amount (as described in the chart below) per calendar quarter under the Plan on certain Purchase Dates (as defined in Section 2(c) below), based upon the amount of total Written Premiums (as defined below) by such Eligible Agency during the previous calendar year with one or more of Selective’s insurance subsidiaries, as follows:

Written Premiums	Maximum Contribution Amounts
Less than $2,000,000	$30,000
$2,000,000 or more but less than $5,000,000	$50,000
$5,000,000 or more	$75,000

“Written Premiums” include all written premiums, less cancellations and returns, recorded by the Company and its insurance subsidiaries, but do not include:

1.	Premiums for policies written through pools, associations, or syndicates;
2.	Premiums for insurance written in any reinsurance facility, joint underwriting association, or other insurance program required by law;
3.	Policyholder dividends, expense fees, surcharges, and other like charges;
4.	Premiums from any accident and health, systems breakdown, and flood policies;
5.	Premiums for alternative market business, including, but not limited to, retrospectively rated policies and assumed business; and
6.	Premiums for policies, coverages, or plans that the Committee (as defined in Section 6 hereof) may exclude from this Plan.

There is a $100 (one hundred dollar) minimum for purchases under the Plan by a Participant per calendar quarter. If a Participant does not purchase $100 (one hundred dollars) per a calendar quarter, any amounts below such minimum will be refunded, without interest, to such Participant by check as soon as practicable after the end of the quarter. The Company offers shares of Common Stock under the Plan at a 10% discount from Fair Market Value (as defined below) on the Purchase Date and Participants pay no brokerage commissions or other charges on purchases of such shares under the Plan. Fair Market Value is defined as the closing selling price for the Common Stock reported on the NASDAQ National Market on the applicable Purchase Date.

2.	PARTICIPATION IN THE PLAN

(a)	Eligibility

Each eligible independent insurance agency that is under contract with any of the insurance subsidiaries of the Company to promote and sell Company’s subsidiaries’ insurance products, other than such agencies that promote and sell only the Company’s subsidiaries’ flood insurance products (each, an “Eligible Agency”) is eligible to participate in the Plan and to purchase shares of Common Stock under the Plan. Also eligible to purchase shares under the Plan in conjunction with an Eligible Agency are the following Eligible Persons:

•	principals, general partners, officers, and stockholders of, and designated by, an Eligible Agency (collectively, “Principals”);

•	key employees of an Eligible Agency designated by such Eligible Agency (“Key Employees”); and

•

individual retirement plans of Principals and Key Employees, Keogh plans of Principals and Key Employees, and employee benefit plans of, and designated by, an Eligible Agency (collectively, the “Benefit Plans”).

No later than July 1, or the next business day following such day, of each year, each Eligible Agency shall provide to the Company, at the address contained in Section 2(c) hereof or by e-mail to agentstockplan@selective.com, a list of all Eligible Persons designated by such Eligible Agency as of such date for the next succeeding year. The Eligible Agency shall notify the Company of any deletions from such list no later the next Contribution Date (as defined in Section 2(c) hereof). Eligible Agencies may not add any Principals, Key Employees, or Benefit Plans to the list of Eligible Persons designated by such Eligible Agency until July 1 of the next succeeding year. The Committee or its designee shall, in its sole discretion, determine whether any Eligible Agency, or Eligible Person designated by an Eligible Agency, is ineligible to be a Participant in the Plan.

Eligible Agencies and Eligible Persons are under no obligation to participate in the Plan or to purchase shares of Common Stock under the Plan. If an Eligible Agency and/or its Eligible Persons choose not to participate in the Plan, the Eligible Agency and/or its Eligible Persons, as applicable, shall receive the Earned Cash Commissions (as defined in Section 2(c) below) and the distributions from the Profit Sharing Plan to which they are entitled. The Plan is for the benefit only of the Participants. No other persons shall be direct or indirect beneficiaries or participants in the Plan. The Company shall not be obligated with respect to the Plan under any other arrangements between an Eligible Agency and any other person, including, but not limited to, the Eligible Agency’s Principals, Key Employees, and Benefit Plans.

(b)	Enrollment in the Plan

The Company shall send to each Eligible Agency:

•	a copy of the Plan;
•	an enrollment/purchase form;
•	a copy of a prospectus and any prospectus supplements; and
•	a copy of the most recent Annual Report of the Company.

If an Eligible Person wishes to participate in the Plan, the Eligible Agency and each participating Eligible Person must complete and sign the enrollment/purchase form and return the form to the Company at the address contained in Section 2(c) hereof. Eligible Agencies may obtain additional forms by written or telephonic request to the Company, attention: “Accounts” at the address contained in Section 2(c) hereof or by calling (973) 948-3000.

An Eligible Person shall become a Participant in the Plan only (i) after the Eligible Agency affiliated with such Eligible Person has received a copy of the Plan, a prospectus, any applicable prospectus supplement or supplements, and the most recent Annual Report of the Company, (ii) after the Company has received a properly completed enrollment/purchase form signed by such Eligible Agency and such Eligible Person, and (iii) if such Eligible Person has not been determined to be ineligible to become a Participant in the Plan by the Committee or its designee pursuant to Section 2(a) hereof. By returning a properly completed and signed form to the Company, the Eligible Agency and participating Eligible Person each acknowledge the receipt of the documents described in subsection (i) of the previous sentence.

(c)	Purchasing Shares of Common Stock

Shares may generally be purchased by Participants under the Plan on the first day of March, June, September, and December of each year or the next succeeding business day (each a “Purchase Date” and collectively, the “Purchase Dates”), however, the Company does not guarantee that such days will be Purchase Dates and may designate other dates as Purchase Dates. The Company does not pay any interest on cash payments received under the Plan.

Once each calendar quarter, and prior to a Contribution Date (as defined below), the Company shall provide enrollment/purchase forms to each Eligible Agency. Purchases shall be made under the Plan on the next applicable Purchase Date.

Each Participant shall designate the dollar amount to be invested (the “Contribution Amount”) on the next Purchase Date on the appropriate sections of the enrollment/purchase form. Each Participant shall designate (i) the amount, if any, of the Contribution Amount that is to be paid in cash by check, (ii) the percentage, if any, that is to be deducted from monthly payments of Earned Cash Commissions (as defined below) and applied to the Contribution Amount, and (iii) the percentage, if any, that is to be deducted from the Participant’s distributions under the Profit Sharing Plan and applied to the Contribution Amount. The Contribution Amount designations regarding the Earned Cash Commissions and Profit Sharing Plan shall remain in effect until revoked or modified in writing by such Participant, which revocation or modification will take effect for the next practicable Purchase Date. The Contribution Amount designation regarding cash shall only remain in effect for the next Purchase Date.

“Earned Cash Commissions” means those commissions that are fully earned and are due and payable to a participating Eligible Agency for personal and commercial direct bill policies after all offsetting debits and credits are applied, as determined by and solely from the records of the Company and its subsidiaries.

For each Participant, the enrollment/purchase form must include:

•	such Participant’s full name and address;
•	such Participant’s social security or taxpayer identification number; and
•

the amount of cash, if any, and percentages of Earned Cash Commissions and/or Profit Sharing Plan payments, if any, to be invested in shares of Common Stock for each Eligible Person for whom purchase instructions are submitted.

In addition, each Participant must sign their enrollment/purchase form and certify to the Company receipt of a copy of the Plan, any prospectus or supplements thereto, and a copy of the most recent Annual Report of the Company. The form must be signed by the applicable Eligible Agency and each affiliated Eligible Person listed on the form.

Completed and signed enrollment/purchase forms must be sent to the Company at:

Selective Insurance Group, Inc.

40 Wantage Avenue

Branchville, New Jersey 07890

Attention: Accounts

Properly completed forms and necessary payments must be received by the Company within 10 business days prior to the applicable Purchase Date (the “Contribution Date”). The Company will perform such necessary ministerial and clerical work regarding the forms as to effect the transaction and promptly forward enrollment/purchase information to the Plan Agent (as defined in Section 2(d) hereof). If necessary payments are not received by the applicable Contribution Date, the purchase will not be effected and any payments received after the Contribution Date will be returned.

(d)	Purchased Shares and Participants’ Accounts

The Company shall record the ownership of the shares of Common Stock purchased through the Plan in book-entry form. When a Participant makes his or her first purchase of shares of Common Stock under the Plan, the Company shall establish an account for each such Participant with Wells Fargo Shareowner Services, the Company’s transfer agent and registrar (the “Plan Agent”). Each time a Participant purchases shares of Common Stock, the shares shall be credited to the Participant’s account and the Company shall record the shares on its Common Stock records. The Participant shall receive a written account statement following each purchase of shares. A Participant may vote all shares of Common Stock held in his or her account.

(e)	Restrictions on Shares Purchased under the Plan

Shares of Common Stock purchased under the Plan shall be restricted for a period of one year beginning on the Purchase Date and expiring upon the first anniversary of the Purchase Date (the “Restricted Period”). During the Restricted Period, the Participant may not sell, transfer, pledge, assign, or dispose of his or her shares of Common Stock in any way. During this period, the Plan Agent shall hold the Participant’s shares of Common Stock in the Participant’s account, but no share certificates shall be issued. However, a Participant shall be able to vote his or her shares of Common Stock during the Restricted Period and shall receive any dividends declared by the Board of Directors of the Company (the “Board”). The Participant shall own all of the shares in his or her account and none of the Participant’s shares of Common Stock shall be subject to forfeiture.

Following the expiration of the Restricted Period, the Participant’s shares of Common Stock shall remain in his or her account until the Participant requests, in writing to the Plan Agent, that the shares be transferred, that the shares be sold, that certificates be issued to the Participant, or that the Participant’s account be closed.

If an Eligible Agency closes its account, it may re-enroll in the Plan at any time it is eligible to participate by completing a new enrollment/purchase form. An Eligible Person may similarly re-enroll in the Plan, provided the Eligible Person is on the list of Eligible Persons designated by the Eligible Agency.

3.	SHARES AVAILABLE UNDER THE PLAN

The maximum number of shares of Common Stock reserved for issuance under the Plan shall be 1,500,000 (one million five hundred thousand) and subject to adjustment as provided herein. The Company may make the shares available from authorized but unissued shares of Common Stock or authorized and issued shares of Common Stock held in the Company’s treasury, including shares purchased by the Company in the open market.

In the event that the Board determines that any stock dividend or other distribution,

extraordinary cash dividend, stock split or reverse stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants, rights offering to purchase shares of Common Stock at a price substantially below fair market value, or other similar corporate transaction or event affects the Common Stock so that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Board may, in its sole and absolute discretion, adjust any or all of the number and type of shares which may be available under the Plan.

4.	DIVIDENDS; DIVIDEND REINVESTMENT

The Company pays dividends, as and when declared by the Board, to the record holders of shares of Common Stock. As the record holder of shares of Common Stock purchased under the Plan, a Participant shall receive dividends, if any, in cash for all shares registered in the Participant’s name on the record date. Such payment shall be made on the date that such dividend would be paid to the Company’s stockholders generally.

Any dividend payable in Common Stock or any split shares distributed by the Company on shares purchased under the Plan shall be deposited in the Participant’s account with the Plan Agent. Any shares received as the result of a stock split shall be subject to the same restrictions on transfer as the shares purchased under the Plan. Shares received as dividends shall not be subjected to any transfer restrictions.

Participants in the Plan are also eligible to participate in the Company’s dividend reinvestment plan pursuant to the terms and conditions of that plan. If a Participant elects to participate in the Company’s dividend reinvestment plan, the Participant shall be entitled to reinvest his or her dividends to purchase additional shares of Common Stock. There is no discount on the purchase price of shares under the Company’s dividend reinvestment plan. The transfer restrictions applicable to shares purchased under the Plan shall not apply to any shares purchased under the Company’s dividend reinvestment plan. Wells Fargo Shareowner Services is the plan administrator of the Company’s dividend reinvestment plan. Information about the Company’s dividend reinvestment plan may be obtained from the Company or from Wells Fargo Shareowner Services.

5.	OTHER STOCKHOLDER RIGHTS; INFORMATION REPORTING

If the Company has a rights offering, Participants in the Plan shall be entitled to participate based upon their total share holdings. Rights on shares of Common Stock purchased under the Plan and registered in the name of a Participant shall be mailed directly to that Participant in the same manner as to stockholders not participating in the Plan.

Each Participant in the Plan shall receive the Company’s annual and other periodic or quarterly reports issued to stockholders, notices of stockholder meetings, proxy statements and Internal Revenue Service information for reporting dividends paid and income resulting from the discount on the purchase of Common Stock under the Plan.

Each Participant shall be entitled to vote the shares purchased under the Plan and registered in that Participant’s name on a record date for a meeting of stockholders. A Participant may vote in person or by proxy at any meeting of stockholders.

6.	ADMINISTRATION OF THE PLAN, INQUIRIES, AND CORRESPONDENCE

The Plan shall be administered by the Salary and Employee Benefits Committee of the Board (the “Committee”) or its designee. The Committee shall have the authority, in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to:

•	construe and interpret the Plan;
•	make adjustments in response to changes in applicable laws, regulations, or accounting principles, or for any other reason;
•

prescribe, amend, and rescind rules and regulations relating to the Plan and appoint such agents as it shall deem appropriate for the proper administration of the Plan, in accordance with Section 7 hereof; and

•	make all other determinations deemed necessary or advisable for the administration of the Plan.

Determinations of the Committee shall be final, conclusive, and binding on all persons, and the Committee will not be liable for any action or determination made in good faith with respect to the Plan.

The Committee shall engage the Plan Agent to perform custodial and record-keeping functions for the Plan, such as holding record title to the Participants’ shares, maintaining an individual investment account for each Participant, and providing periodic account status reports to each Participant.

All enrollment/purchase forms should be sent to the Company. All other inquiries and correspondence should be sent to:

Wells Fargo Shareowner Services

P.O. Box 64854

St. Paul, Minnesota 55164-0854

Telephone inquiries may be directed to the Company at (973) 948-3000 or to Wells Fargo Shareowner Services at (866) 877-6351.

The Company pays all of its administrative expenses related to the Plan. Plan Participants pay no brokers commissions or administrative or other charges for purchases of Common Stock under the Plan.

7.	AMENDMENT OR TERMINATION OF THE PLAN

Either the Board or the Committee may amend, revise, suspend, or terminate the Plan at any time and in any respect whatsoever; provided, however, that stockholder approval shall be required for any such amendment if and to the extent such approval is required in order to comply with applicable law or any stock exchange listing requirement.

8.	RIGHTS NOT TRANSFERABLE

Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution and are exercisable during the Participant’s lifetime only by the Participant.

9.	RIGHT TO CONTINUED EMPLOYMENT OR AGENCY STATUS

Nothing in the Plan or any enrollment/purchase form shall confer an obligation on the Company or any Eligible Agency to employ or continue the employment or service of any Participant for any specified period of time and shall not lessen, affect, or interfere with the Company’s or any Eligible Agency’s right to terminate the employment or service of any such Participant at any time or for any reason not prohibited by law.

10.	APPLICABLE OR GOVERNING LAW; SEVERABILITY

Except to the extent preempted by any applicable federal law, the Plan shall be construed and administered in accordance with the laws of the State of New Jersey without reference to its principles of conflicts of law.

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected but shall be applied as if the invalid or unenforceable provision had not been included in the Plan.

Selective Insurance Group, Inc.

Directions to Principal Offices

40 Wantage Avenue

Branchville, NJ 07890-1000

From East:

Route I-80 West to Route 15 North to Route 206 North. Go about 2 miles from Route 15/Route 206 intersection, turn right at traffic light, then left on Route 630(Broad Street). Turn right at Post Office onto Wantage Avenue(Route 519). 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/ main reception area.

From West:

Route I-80 East to Route 94 North to Route 206 North. Right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630(Broad Street). Right at Post Office onto Wantage Avenue(Route 519), 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/ main reception area.

- or -

Route I-78 East to Pa. Route 611 North to Route 94 North to Route 206 North. Right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630(Broad Street). Right at Post Office onto Wantage Avenue(Route 519), 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/ main reception area.

- or -

Route I-78 East to Route 31 North to Route 46 West to Route 94 North to Route 206 North. Right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630(Broad Street). Right at Post Office onto Wantage Avenue(Route 519), 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/ main reception area.

From North:

Route I-84 (East or West) to PA Route 209 South to NJ Route 206 South. Left at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630(Broad Street). Right at Post Office onto Wantage Avenue(Route 519), 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/ main reception area.

From South:

Route 206 North or Route I-80 West to Route 15 to Route 206 North. Right at Branchville traffic light opposite "Our Lady Queen of Peace" Catholic church, then left on Route 630(Broad Street). Right at Post Office onto Wantage Avenue(Route 519), 1st entrance on right - Northeast Operations. 2nd entrance on right - Corporate office/ main reception area.

SELECTIVE INSURANCE GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 26, 2006

11:00 a.m.

40 Wantage Avenue

Branchville, New Jersey 07890

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Selective Insurance Group, Inc. 40 Wantage Avenue Branchville, New Jersey 07890	proxy

This proxy is solicited by the Board of Directors of Selective Insurance Group, Inc. for use at the Annual Meeting of Stockholders to be held on April 26, 2006.

The undersigned, a stockholder of Selective Insurance Group, Inc. (the “Company”) hereby constitutes and appoints Paul D. Bauer and Joan M. Lamm-Tennant and/or any one of them (with full power of substitution and the full power to act without the other), proxies to vote all the shares of the Common Stock of Selective Insurance Group, Inc. registered in the name of the undersigned at the Annual Meeting of Stockholders of the Company to be held on Wednesday, April 26, 2006 at 11:00 a.m. in the auditorium at the headquarters of the Company at 40 Wantage Avenue, Branchville, New Jersey, and at any adjournment thereof.

Specify your choices by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this proxy, submit a proxy by telephone or through the Internet, or attend the meeting and vote by ballot.

Your vote is important. Please vote immediately.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 25, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/sigi/ — QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 25, 2006.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Selective Insurance Group, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

TO CHANGE YOUR VOTE

You may revoke your proxy by giving proper written notice of revocation to the Corporate Secretary of the Company before your proxy is exercised. Any subsequent vote, by any means, will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. The last vote received before 12:00 noon (CT), April 25, 2006, will be the one counted. You may also change your vote by voting in person at the Annual Meeting.

If you vote by Phone or Internet, please do not mail your Proxy Card

— Please detach here —

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1. Election of four (4) Class II directors for terms expiring in 2009: 01 A. David Brown 02 William M. Kearns, Jr. 03 S. Griffin McClellan III 04 J. Brian Thebault	Election of two (2) Class III directors for terms expiring in 2008: 05 John C. Burville 06 John F. Rockart	Election of one (1) Class I director for a term expiring in 2007: 07 W. Marston Becker	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Approve the Selective Insurance Group, Inc. Stock Purchase Plan for Independent Insurance Agencies.	☐	For	☐	Against	☐	Abstain
3.	Ratify the appointment of KPMG LLP as independent public accountants for the fiscal year ending December 31, 2006.	☐	For	☐	Against	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box ☐ Indicate changes below:

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.